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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Consent Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 (Amendment No. )

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[ ]      Soliciting Material Pursuant to sec. 240.14a-12
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                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)
                              JOHN N. KAPOOR, Ph.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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                              John N. Kapoor, Ph.D.
                          225 Deerpath Road, Suite 250
                           Lake Forest, Illinois 60045

                                                               October 21, 2004

Dear Fellow NeoPharm Stockholder:

Institutional Shareholder Services ("ISS"), the nation's leading independent proxy advisory firm, recently recommended that stockholders support my efforts and consent to removing the Other Incumbent Directors and replacing them with the Nominees. The ISS report was critical of what I call the "do nothing" policy of the Other Incumbent Directors. ISS's decision is a great step forward for NeoPharm stockholders. Electing the Nominees will give you an active, engaged board that will be accountable to NeoPharm stockholders and put NeoPharm on the road to a sustainable future.

You may have also seen a letter from Greg Young, CEO of NeoPharm, questioning my solicitation.

It was an elegantly crafted letter that artfully hides the fact that the Other Incumbent Directors have done nothing and have no plan. Let me put things in context:

     o Everything that Greg says in his letter was contained in the Other Incumbent Directors' presentation to ISS. As you know, ISS soundly rejected those arguments.

     o I am not seeking to remove Greg or any other member of his management team. My complaint is with the "do nothing" Other Incumbent Directors, with whom I have put up with for years. To date, Greg has only had one face-to-face Board meeting with them.

     o Greg, as CEO, works for and at the pleasure of the Board, which is firmly controlled by the Other Incumbent Directors, who are desperately fighting to maintain control of your Company.

     o I spoke to Greg when I commenced my consent solicitation. I explained my plans and objectives and asked him for his support. Greg's immediate response was that he worked for the Board and Mr. Hanson and that if he supported me, he would lose his job. Greg is in a very difficult position. The Other Incumbent Directors could terminate his employment at any time. Please consider how confident you are that Greg's statements are entirely his own. Absent pressure from the Other Incumbent Directors, it is hard to see why Greg would feel compelled to take a position in this dispute.

     o Some corporate managers prefer to operate under a complacent "do nothing" board like the Other Incumbent Directors rather than under an active and engaged Board like the Nominees and me. I had not thought that Greg was such a manager, but perhaps he is or, perhaps, other influential members of the management team are. While it is understandable that it might be more comfortable for management if they are not


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          challenged or held accountable by the Board, such a situation can be a disaster for stockholders.

     o Greg says that from the outset he recalls that the Board emphasized costcutting to delay the need for fundraising. While I believe Greg may have perceived a need to cut costs when he took the CEO job (he certainly heard it from me in his interview), he did not hear it from the Other Incumbent Directors in the time frame he seems to recall. In connection with the Board meeting held on June 17, the same day Greg was appointed CEO and a full six weeks after the Pharmacia arbitration loss, the Other Incumbent Directors) were contemplating a preliminary 2005 budget. Although Greg was not present at that meeting, the budget projected a total 2005 loss of over $75 million, called for increasing employee headcount to 162 by the end of 2004 (up from the level of 120 at March 31) and included, as its number one assumption, that the Company would raise $85 million in financing in the fourth quarter of 2004. Perhaps the Other Incumbent Directors have now convinced Greg that they always believed in cost cuts and avoiding financings, but until I commenced my consent solicitation, their actions were completely to the contrary. Greg does not have the historical perspective on this issue that I do.

     o I founded NeoPharm and served as the Chairman of its Board for nearly 14 years. I know the Company. I also know its management and many of its other employees. I have worked with many of them for years and I have the support and confidence of many of them. I am confident that if I am successful in my consent solicitation I will be able to work productively and effectively with NeoPharm's management and other employees to put the Company back on track.

     o By contrast, you should also remember that Greg has only been on the job for a little over three months. While he is trying hard, he has not witnessed the Company's lack of financial discipline and bloated cost structure. Greg might not fully grasp that reducing the cash burn rate to approximately $30 million per year is in fact possible. That's ok. I am more than willing to work with Greg so that NeoPharm can get there, while not sacrificing any of the critical clinical trials on IL-13 or the Company's other promising products.

     o You have heard a lot of talk about "management disruption". I believe that if I am not successful in this consent solicitation, there is a risk is that certain management members may leave NeoPharm because they will not see a future with a company that has no financial discipline, a bloated cost structure and a "do nothing" Board that is not committed to implementing the reforms that your Company so desperately needs.

     o Greg mentioned in his letter that they proposed two "reasonable compromises". What was proposed was, in fact, a sham. Their two proposals were identical and would have resulted in a Board controlled by the Other Incumbent Directors and Greg. In other words, the status quo. Their "reasonable compromise" would have resulted in a Board that was at best, dysfunctional--at worst, deadlocked.


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Greg has indicated that he does not believe that my plan to cut the cash burn rate to $30 million is achievable. I have provided a detailed plan which demonstrates that the $30 million burn rate is achievable. Greg Young has never spoken with me about my plan yet he now claims it is not realistic. I have laid out a specific proposal to restore value to stockholders. ISS examined my plan, and recommended that NeoPharm stockholders elect my nominees. The Other Incumbent Directors, in contrast, have yet to propose a concrete plan for the future of your Company. ISS made it clear that they were not impressed with the lack of a plan from the Other Incumbent Directors. I am confident that NeoPharm can operate with an approximately $30 million annual cash burn rate based on my experience and the fact that many similar companies manage to do so. I am also confident that such a burn rate reduction cannot be achieved if approached with a "that's impossible" attitude.

But, this consent solicitation is not a debate about what the correct burn rate is. This consent solicitation is about the need for action and accountability and the need to replace the "do nothing" Other Incumbent Directors. As ISS said so well, "the contribution of the four incumbent board members has been minimal and as a board, they have failed to provide guidance and supervision to management on critical issues...". The Nominees and I intend to work actively with Greg and the management team to reduce the burn rate significantly in order to conserve cash and, in so doing, to always consider what is in the long-term best interest of the Company. The Nominees are highly qualified individuals who understand their obligations to the stockholders of NeoPharm and the need for balance and care in cost cutting.

NeoPharm stockholders deserve an active board that will be forthright with them. You might not have been able to tell from the press release issued by the Other Incumbent Directors regarding ISS's decision, that ISS clearly recommends that its clients elect my nominees and support my other proposals. You should know some of ISS's reasons for their decision to support me:

     o "ISS conducted extensive discussions with both slates and believes that the incumbent board does not appear to be as diligent as the circumstances and the company's development dictate."

     o "[W]e were positively impressed with the level of detail behind [Dr. Kapoor's] estimates" and, in another section of the report it said "[w]e would have preferred to see the same sense of urgency from the incumbent board, which has not yet discussed in detail the plan which resulted in the recent press release on the expected 2005 loss."

     o "Overall, we are confident that [Dr. Kapoor] is aligned with shareholders and that he would not take unnecessary risks at this critical stage. The upside in choosing Mr. Kapoor's team is that he has a sense of urgency to act on cost cutting opportunities."

     o "We believe that Mr. Kapoor's significant ownership in NeoPharm aligns his interests with shareholders and that a change in board control at this stage would not threaten progress on IL-13."


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It is important that you understand that the Nominees and I do not intend to replace Greg or the rest of the management team. We intend to work actively and constructively with them. I do not expect that we will always agree with management, just as I do not agree with many of the things Greg said in his letter. However, I respect him and what he has to say and I understand the difficult position that he is in. I look forward, with your support, to working with Greg, the Nominees and the entire management team to implement the actions the collective Board determines to be in the best interest of stockholders.

Thank you for your support.

/s/ John N. Kapoor, Ph.D.

John N. Kapoor, Ph.D.